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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[x ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

Lopez                    Ronnie
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   (Last)               (First)                 (Middle)

411 North Central Avenue, Suite 520
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                                    (Street)

Phoenix                  AZ                  85004
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Sodak Gaming, Inc.  (SODK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

December 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ x ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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

Common Stock $.001 par value                                                                      1,075           D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Stock Option        10.875             J(7)           2,000   (1)               Common    2,000             0        D
(right to buy)                                               1/9/94    7/9/98   Stock
                                                                                $.001 par value
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Stock Option        8.25                                      (2)               Common    2,000             2,000    D
(right to buy)                                               11/12/94  5/12/99  Stock
                                                                                $.001 par value
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Stock Option        7.00                                      (3)               Common    10,000            10,000   D
(right to buy)                                               11/12/95  5/12/00  Stock
                                                                                $.001 par value
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Stock Option        12.875                                    (4)               Common    10,000            10,000   D
(right to buy)                                               10/30/96  4/30/01  Stock
                                                                                $.001 par value
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Stock Option        12.00     5/6/97           10,000         (5)               Common    10,000            10,000   D
(right to buy)                                               11/06/97  5/06/02  Stock
                                                                                $.001 par value
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Stock Option        6.4375    5/7/98           10,000         (6)               Common    10,000            10,000   D
(right to buy)                                               11/07/98  5/07/03  Stock
                                                                                $.001 par value
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
Explanation of Responses:
1. Grant to reporting person of option to buy 2,000 shares of common stock under the Sodak Gaming, Inc. 1993 Non-Employee Director Option Plan in
     transaction exempt under Rule 16b-3.   This option was previously
     reported as covering 1000 shares, but was adjusted to reflect a stock split on September 27, 1996.
2. Grant to reporting person of option to buy 2,000 shares of common stock under the Sodak Gaming, Inc. 1993 Non-Employee Director Option Plan in transaction exempt under Rule 16b-3. This option was previously reported as covering 1000 shares, but was adjusted to reflect a stock split on September 27, 1996.
3. Grant to reporting person of option to buy 10,000 shares of common stock under the Sodak Gaming, Inc. 1993 Non-Employee Director Option Plan in transaction exempt under Rule 16b-3. This option was previously reported as covering 5000 shares, but was adjusted to reflect a stock split on September 27, 1996.
4. Grant to reporting person of option to buy 10,000 shares of common stock under the Sodak Gaming, Inc. 1993 Non-Employee Director Option Plan in transaction exempt under Rule 16b-3. This option was previously reported as covering 5000 shares, but was adjusted to reflect a stock split on September 27, 1996.
5. Grant to reporting person of option to buy 10,000 shares of common stock under the Sodak Gaming, Inc. 1993 Non-Employee Director Option Plan in transaction exempt under Rule 16b-3.
6. Grant to reporting person of option to buy 10,000 shares of common stock under the Sodak Gaming, Inc. 1993 Non-Employee Director Option Plan in transaction exempt under Rule 16b-3.
7.   Expiration of options in accordance with its terms.




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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.